Code of Ethics

Document control table

Version	Date	Amendment description/ review details
1.0	01/2020
2.0	01/2021	Section 3.8 Conflicts of Interest added PAD section updated to reflect the global PAD policy
3.0	01/2022	Certain sections amended for clarity
4.0	4/2022	Section 3.17 amended to include the 45-day requirement
5.0	12/2022 (approved) 01/2023 (effective)
Section 1.6 – Updated sub-adviser to mutual funds
Section 3.2 – Updated to include offer/acceptance of gifts or other compensation
Section 3.17 – Updated to reflect changes to Global Personal Dealing Policy

6.0	12/2023	Section 2.6 - Excluded Albacore from scope of policy Section 3.10 – 3.14 – updated to reflect changes to global OBA policy. Section 3.17 – Removed ELT approval requirement

Approval

Version	Date:	Approver
1.0	01/2020
2.0	01/2021	Samantha Rick
3.0	1/2022	Samantha Rick
4.0	4/2022	Samantha Rick
5.0	12/2022 (approved) 01/2023 (effective)	Jeff Schmidt
6.0	12/2023	Jeff Schmidt

FIRST SENTIER INVESTORS Code of Ethics A member of MUFG, a global financial group

STATEMENT OF CONFIDENTIALITY
The information contained in this document is confidential and proprietary to the Firm. This document is to be held in strict confidence and should not be disclosed, duplicated or used, in whole or in part, for any purpose without the prior written consent of the First Sentier Investors (the “Firm”).

FIRST SENTIER INVESTORS Code of Ethics A member of MUFG, a global financial group

FIRST SENTIER INVESTORS Code of Ethics A member of MUFG, a global financial group

1.Introduction
1.1First Sentier Investors (“FSI” or the “Firm”) operates through various legal entities in Australia, Asia, Americas, and EMEA and manages assets across a diverse range of global asset classes on behalf of institutional investors and pension funds, wholesale distributors and platforms, financial advisers and their clients.
1.2FSI is a global asset manager which has a commitment to operating with the highest standards of conduct to protect investors’ interests and to behave ethically and responsibly as a corporate citizen. It is a fiduciary to its clients (which include the private funds and separate mandates) and to the investors in the private funds and owes each an affirmative duty of good faith and full and fair disclosure of all material facts. We highly value the confidence and trust placed by clients and investors in the funds and accounts advised by FSI. We place the interests of clients and investors ahead of our own.
1.3Our behaviour is governed by our purpose to redefine investment success for investors, shareholders and society. Individually and collectively we have a deep sense of responsibility to our clients with four values underpinning our culture; Care, Collaboration, Dedication and Openness. These values are the founding principles of this Code of Ethics which sets out the expectations of each employee in our day to day operations and interactions with all stakeholders.
1.4All Employees globally, including short-term contractors, temporary employees, and interns and non-executive directors should conduct themselves in a manner consistent with the Code of Ethics, relevant legislation and community expectations.
1.5If you always act honestly, exercise reasonable sense and are never afraid to ask for help if you are unsure of how to act, you will not encounter any problems in observing the principles contained in the Code of Ethics.
1.6First Sentier Investors (US) LLC (“FSI US”) has been appointed adviser to the following US mutual funds: First Sentier Global Listed Infrastructure Fund, First Sentier American Listed Infrastructure Fund, and the Stewart Investors Worldwide Leaders Sustainability Fund. All Employees of FSI US are deemed Access Persons. First Sentier Investors (Australia) IM Ltd (“FSI AIM”) has been appointed sub-adviser of the funds. A list of FSI AIM Access Persons of the fund is maintained by the FSI AIM Compliance team and is available upon request.
2.Definitions
2.1The following terms have special meanings as defined in this Code of Ethics. Some of these terms, such as “beneficial ownership” are sometimes used in other contexts not related to the Code of Ethics, where they have different meanings. For example, “Beneficial ownership” has a different meaning in the Code of Ethics than it does in the SEC’s rules for the disclosure of corporate directors’ and officers’ stockholdings in proxy statements, or in determining whether an investor has to file 13D or 13G reports with the SEC. If you have any questions about whether an investment, account or person is covered by any of these definitions, please contact Regulatory Compliance for help.
2.2Chief Compliance Officer (“CCO”) – is the individual designated to perform a specific compliance function.
2.3Access Person – includes any supervised person of FSI who, with respect to U.S. clients, (1) has access to non-public information regarding the purchase or sales of securities or non-public information regarding the portfolio holdings of any fund the adviser or its affiliates manage; (2) is involved in making securities recommendations to or investment decisions on behalf of clients; or (3) has access to such recommendations that are non-public. All Employees of First Sentier Investors (US) LLC are deemed Access Persons under this Code of Ethics. In addition, an employee in other jurisdictions may be classified as Access Persons and will be notified by the local Compliance team.
If providing investment advice is a firm’s primary business, the Investment Advisers Act presumes all directors, officers, and partners are Access Persons. This presumption may be overcome for a non-executive director (external of FSI) where the individual can meet certain conditions:
The non-executive director does not have any of the access, involvement, or knowledge of client or fund transactions or holdings; and
The non-executive director does not participate in, or have involvement in, the day to day management or investment making processes of FSI.

FIRST SENTIER INVESTORS Code of Ethics A member of MUFG, a global financial group

The CCO will review the activities of the non-executive directors and determine if such director can overcome the presumption. If the CCO determines a non-executive director has overcome the presumption, that independent director will not be subject to the FSI personal dealing requirements. The review and decision will be documented in a memo.
2.4Beneficial Ownership – means any opportunity, directly or indirectly, to profit or share in the profit from any U.S. or non-U.S. transaction in U.S. or non-U.S. securities. It also includes transactions over which you exercise investment discretion (except for FSI funds), even if you do not share in the profits. It does NOT include securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager for which the person does not exercise any investment control or influence.
2.5Employee – means any person employed by FSI, whether on a full-time or a part-time basis, and any individual who serves as a partner, officer, shareholder or manager of FSI. It also means any other person (whether or not an Employee of FSI) who is subject to FSI’s supervision and control, who has access to non-public information regarding any purchase or sale of securities or non-public information regarding the portfolio holdings of any fund the adviser or its affiliates manage or who is involved in making securities recommendations to FSI’s US clients. Long-term (expected employment of at least 3 months) independent contractors, temporary employees, and interns are presumed to be Employees under this Code, while short-term contractors, temporary employees, and interns are presumed not to be Employees under this Code.
2.6FSI: The corporate group comprising the following and all of their direct and indirect subsidiaries, excluding Albacore Capital:
First Sentier Investors Holdings Pty Limited; and
First Sentier Investors (US) LLC.
2.7Supervised Person – means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.
3.Your Obligations
Our Responsibility to our clients
3.1Our role as stewards of our clients’ capital is an honour and an obligation that we take seriously. As a fiduciary, FSI owes two principal duties to our clients – a duty of care and a duty of good faith. You will at all times serve the best interests of our clients in all matters connected with the performance of our services. You will be honest and ethical in your activities and will at all times place the interests of our clients above personal gain.
3.2As a fiduciary, it is generally improper for FSI or its personnel to:
Use for their own benefit (or the benefit of anyone other than FSI’s clients) information about trading or recommendations for client accounts; or
Take advantage of investment opportunities that would otherwise be available for FSI’s clients; or
Offer, solicit, or accept any gift, benefit, compensation or consideration that could reasonably be expected to compromise their own or another’s independence or objectivity.
Our Business
3.3Each Employee will contribute to the protection and enhancement of our business on the understanding that as a collective we aim to create long-term value for our clients. Employees are expected to understand the responsibilities of their role and will exercise but not exceed the authorities and discretions delegated to them and will act in a manner that will enhance the reputation of our business and protect the security and interests of our clients.
Compliance with Laws, Rules, Regulations and Policies
3.4FSI Employees are required at all times to comply with the laws and regulations to which FSI is subject, including both U.S. federal and state securities laws, as well as the laws and regulations of the other jurisdictions in which it operates.
Confidentiality
3.5The affairs of FSI, its clients and its Employees will be treated with absolute confidentiality. This obligation continues should you leave the Firm in accordance with the terms of your employment

FIRST SENTIER INVESTORS Code of Ethics A member of MUFG, a global financial group agreement. Please refer to the FSI Global Privacy Policy and the Global Information Security Policy for additional information about your obligations.
Protection of Material Non-Public Information
3.6It is a crime in the U.S. and many other countries to transact in a company’s securities while in possession of material non-public information about the company. Questions regarding perceived material information should be directed to a member of the FSI Compliance team. Supervised Persons are responsible for safeguarding non-public information relating to securities recommendations, fund and client holdings. As such, Supervised Persons should not trade based on FSI’s confidential and proprietary investment information. Other types of information (e.g., marketing plans, employment issues, client identities, etc.) may also be confidential and should not be shared with individuals outside FSI (except those retained to provide services for FSI). Employees should refer to the FSI Global Market Conduct Policy or their regional Compliance Manual for additional information.
Speaking up and reporting Illegal or Non-Compliant Conduct
3.7You should not be afraid to speak up to your colleagues, Manager or other leaders with positive or negative feedback on our business, practices and policies and their effects upon our stakeholders. You will report to your Manager and/or the CCO or in accordance with the Global Whistleblower Policy, any instances of fraud, error, breach of law, concealed practice or unlawful or unethical conduct or behaviour which may be detrimental to the interests of the Firm or its clients. The Firm will do everything it reasonably can to protect Employees reporting such matters against discriminatory treatment. In instances where you engage with a regulator you will be honest and transparent and understand that the ‘absolute confidentiality’ referenced above will not preclude you from doing so.
Conflicts of Interest
3.8The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of clients, and may not participate in any activities that may conflict with the interests of clients except in accordance with this Code of Ethics. In addition, Employees must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the Firm’s clients. Accordingly, at all times, Employees must conduct the Firm’s business with the following precepts in mind:
Place the interests of clients first. You may not take action, cause a client to take action, or not to take action, for your personal benefit rather than the benefit of the client. For example, an Employee investing personally in a security of limited availability that was being purchased for clients might violate this Code.
Keep information confidential. Information concerning client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.
Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business. Make it your business to know what is required of the Firm as an investment adviser and otherwise, and of you as an Employee of the Firm, and integrate compliance into the performance of all duties.
Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the CCO, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.
3.9Please refer to the FSI Global Conflicts of Interest Policy for additional information.
Outside Business, Charitable Relationships or Relationships with Public Officials
3.10You may obtain supplementary employment or participate in a business relationship outside of FSI, or hold honorary positions in charitable organisations etc., provided that neither your role is adversely affected, nor would such employment or occupation conflict with the interests of our clients or could reasonably be expected to affect your independence or objectivity. Your involvement must not intentionally reflect adversely on the Firm and you should never imply that you are acting on behalf of the Firm. You should advise your line manager, and obtain prior approval from your manager and the Regulatory Compliance team for any such employment or business/charitable relationship from FSI.
3.11Any outside directorships of commercial organisations must be approved by FSI and will only be held where there is no likely conflict or adverse effect to your duties to the Firm or to its clients.
Employees may not engage in any of the following activities without the prior written consent:

FIRST SENTIER INVESTORS Code of Ethics A member of MUFG, a global financial group

Be engaged in any other business;
Be an officer of or employed or compensated by any other person for business-related activities;
Serve as general partner, managing member or in a similar capacity with partnerships, limited liability companies or private funds other than those managed by the Firm or its affiliates;
Engage in personal investment transactions to an extent that diverts an Employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm and its clients;
Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm from which the Employee might benefit or appear to benefit materially; or
Serve on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations.
Political contributions and engaging in marketing activities with public pension plans in the US must be done in accordance with the Pay-to-Play and Lobbying procedures.
3.12Prior to undertaking any of the activities listed above an approval request must be lodged with Regulatory Compliance through Compliance Alpha, using the Disclosure Notification “Global Outside Business Activity (OBA) Declaration” form. Permission is only granted in circumstances where it will not create, or potentially create, a Conflict with clients. This may include being asked to resign from an outside directorship if a Conflict arises.
3.13The Employee must report any material change to their OBA to their line manager and Regulatory Compliance using the “Outside Business Activity (OBA) Change Notification” form.
3.14Investment team members may not serve as a director or member of an advisory board of a company that is held within any fund or separate mandate managed by that investment team. This restriction does not apply to members of the Igneo Infrastructure Partners’ team with respect to the companies owned within the funds managed by that team.
Personal Securities Transactions
3.15Employee investments must be consistent with the mission of the Firm to always put client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for clients or client transactions or holdings. While the Firm encourages Employees and their families to develop personal investment programs, Employees must not take any action that could result in even the appearance of impropriety.
3.16All Employees are subject to the FSI Global Personal Dealing Policy. Please refer to the FSI Global Personal Dealing policy for a full discussion of the policy including the definition of Personal Dealing Account, Securities and Exempted Securities, Related Persons, restrictions on Investment Team Employees (“ITEs”), and pre-clearance and reporting requirements. The policy includes the additional requirements applicable to Access Persons.

FIRST SENTIER INVESTORS Code of Ethics A member of MUFG, a global financial group

3.17
3.18All Employees, including Access Persons, are required to inform the Compliance team of their and their Related Persons Personal Dealing Accounts and provide the following reports:
Initial Holding Reports (Initial Securities Holdings Report & Private Investment Initial Holding Report). Each new Employee shall submit an Initial Holdings Report no later than 10 business days after the new Employee has been deemed by Compliance as an Access Person and the information must be current as of a date no more than 45 days prior to the date the new Employee becomes an Access Person. At a minimum, the report of the Access Person’s current securities and holdings contains:
–the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each ‘Security’ in which the Access Person has any direct or indirect ‘beneficial ownership’;
–the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and
–The date the Access Person submits the report.
Annual Holdings Reports. All Employees must provide and/or certify, through Alpha, an annual statement of holdings for the Employee and their Related Persons within 30 calendar days of the calendar year end.
Quarterly Transaction Reports. Employees may also be requested, through Alpha, to provide a quarterly transaction report confirming all personal dealing activity for the Employee and their Related Persons for the previous quarter, within 30 calendar days of quarter end. Where there were no transactions, a “Nil” confirmation may be requested.
Certain transactions must be pre-cleared within Alpha. If approval is granted, it will be valid for the remainder of the day of approval plus the following 2 Business Days, after which that approval lapses. If the trade is not executed within that period, the Employee will have to resubmit the request.
Employees and their Related Persons must hold certain securities for a minimum period of 120 calendar days (last in, first out). In certain regions, Securities may be sold inside the minimum holding period where the Employee has suffered a minimum 20% loss as evidenced on the Employee’s broker statement and Compliance has pre-cleared the trade. Any other request to waive the holding period must be approved by Compliance.
Employees located in the U.S. are prohibited from purchasing IPOs. Access Persons located in all other jurisdictions are prohibited from participating in IPOs that will be listed on a US exchange.
Access Persons must obtain approval via Alpha before acquiring beneficial ownership in a limited offering or private placement.
3.19All information supplied under these procedures will be reviewed by the Compliance team for compliance with the policies and procedures in this Code of Ethics and the FSI Global Personal Dealing Policy.
4.Annual Review and Acknowledgement
4.1This Code of Ethics will be formally reviewed at least annually for accuracy and the effectiveness of its implementation.
4.2Upon hiring and annually thereafter, each Supervised Person of FSI is required to sign a written acknowledgement that he or she has received a copy of this Code, has carefully read the Code, understood it, and has and will continue to abide by its terms. A violation of this Code may be cause for significant sanctions including termination of employment, to the extent permitted by applicable law.

FIRST SENTIER INVESTORS Code of Ethics A member of MUFG, a global financial group

Page 9